Exhibit 99.(c)(5)

Conflicts Committee of GasLog Partners LP March 2023 PRELIMINARY ANALYSIS SUBJECT TO MATERIAL CHANGES 3/3/2023 12:07 AM

Confidential Table of Contents Introduction Situation Overview Preliminary Findings Appendix A. Weighted Average Cost of Capital B. Additional Detail Regarding GasLog Partners Section I II III

Confidential I. Introduction

Confidential ◼ Evercore Group LLC (“Evercore”) is pleased to present its preliminary findings to the Conflicts Committee of the Board of Directors (the “Conflicts Committee”) of GasLog Partners GP LLC, the general partner of GasLog Partners LP (the “Partnership”, “GasLog Partners” or “GLOP”), regarding the non-binding proposal from GasLog Ltd. (the “Sponsor” or “GLOG”) to acquire all outstanding common units not owned by GLOG for cash consideration (the “Proposed Transaction”) GLOG proposes that the GLOP unaffiliated unitholders (the “Unaffiliated Unitholders”) exchange each owned common unit for the right to receive $7.70 in cash per common unit, consisting in part of a special distribution by the Partnership of $2.33 per common unit (the “Proposed Consideration”) ◼ Evercore has commenced its due diligence review as part of our evaluation process of the Proposed Transaction On February 13, 2023, Evercore was provided access to the virtual data room which included, among other items, GasLog Partners’ financial projections as provided by management (the “GLOP Financial Projections”), the 2023E budget, the most recent broker appraisals, key commercial agreements and recent materials prepared for the GLOP Board of Directors On February 14, 2023, Evercore attended a virtual presentation held by GLOP management which included an update on the business and key industry trends On February 21, 2023, Evercore held a call with management regarding GLOP Financial Projections that included continued discussion on industry trends, recent LNG vessel sales and the Venice FSRU Project On February 27, 2023, Evercore submitted follow up diligence questions to GLOP management regarding regulatory capital expenditures, remaining useful life of the fleet and long-term utilization and received written responses on February 28, 2023 On March 2, 2023, GLOP management provided a revised model that included approximately $10 million higher capital expenditures for the Venice FSRU project, which has been incorporated into Evercore’s analysis ◼ We are pleased to present our preliminary perspectives based on our work so far and discuss potential further diligence with the Conflicts Committee Introduction Introduction 4

Confidential ◼ Since the last committee meeting on February 27, 2023, Evercore has followed up with management on certain items with respect the value of the fleet beyond 2027, including: Economic useful life of vessels Fleet drydocking beyond 2027 Regulatory compliance capital expenditures beyond 2027 Utilization of the fleet in the spot market beyond 2027 Third-party forecasts for 1-year TC or spot market Analysis on the mark-to-market value of the existing charters ◼ Evercore to discuss responses received to-date Introduction Summary of New Diligence Since Last Meeting 5

Confidential $8.77 $ - $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Dec-18 Sep-19 May-20 Jan-21 Oct-21 Jun-22 Mar-23 Unit Price Performance (Last 5 Years) Source: FactSet (as of 3/1/23) Introduction 6 February 2022: Russian Invasion of Ukraine November 2020: Announces intention to pursue strategic alternatives and announces further distribution cut from $0.125 to $0.01 January 2023: GLOG proposes to acquire all outstanding public common units of GLOP for $7.70 in cash Feb 2021: GasLog Ltd. announces merger with BlackRock’s Global Energy & Power Infrastructure Funds June 2019: Announces exchange / elimination of GP IDRs for new LP units February 2020: Onset of Global COVID-19 Pandemic, quarterly distribution reduced from $0.561 to $0.125

Confidential $8.77 - 500.0 1,000.0 1,500.0 2,000.0 2,500.0 $6.00 $7.00 $8.00 $9.00 $10.00 1/24 1/31 2/7 2/14 2/21 3/1 GLOP Common Unit Price Unit Volume (thousands) Volume (000s) Unit Price Introduction Units Have Increased 26% Since the Unaffected Date, Equating to a 14% Premium to the $7.70 Offer Price Source: FactSet (as of 3/1/23) 7 Average Total Volume Traded Since Offer (25 Days) 765k 19,121k 90-Day Unaffected 345k 31,069k % of Outstanding Common Units Since Offer (25 Days) 1.4% 35.2% 90-Day Unaffected 0.6% 57.2% % of Public Float (36.338mm units) Since Offer (25 Days) 2.1% 52.6% 90-Day Unaffected 0.9% 85.5%

Confidential (43.9%) 217.4% 46.9% 7.8% (66.8%) (59.8%) (40.9%) (150.0%) 0.0% 150.0% 300.0% 450.0% 1/1/20 6/14/20 11/26/20 5/10/21 10/22/21 4/5/22 9/17/22 3/1/23 9.6% 13.3% 5.8% 1.0% 15.4% (8.2%) 33.5% (20.0%) 0.0% 20.0% 40.0% 1/25/23 2/1/23 2/8/23 2/15/23 2/22/23 3/1/23 Introduction GLOP’s Trading Performance Relative to its Peers Source: FactSet (as of 3/1/23) Indexed Common Unit Price Performance Non-Binding Proposal (1/25/23) Since 1/1/20 Since 1/1/21 Since 1/1/22 Price Performance Summary To Unaffected Date (1/24/22) GasLog Partners (MLP) (55.4%) 156.6% 63.8% Flex LNG (C-Corp.) 182.1% 251.3% 30.9% Dynagas (MLP) 34.6% 13.6% (1.7%) CPLP (MLP) 4.5% 72.9% (12.8%) Knot Offshore Partners (MLP) (71.5%) (62.5%) (57.8%) To Present (3/1/23) GasLog Partners (MLP) (43.9%) 222.4% 105.9% Flex LNG (C-Corp.) 217.4% 295.3% 47.3% Dynagas (MLP) 46.9% 24.0% 7.3% CPLP (MLP) 7.8% 78.4% (10.1%) Knot Offshore Partners (MLP) (66.8%) (56.3%) (50.7%) 8 Since 1/25/23, GLOP has outperformed its peer average by ~15% — GasLog Partners (MLP) — Flex LNG (C-Corp.) — Dynagas (MLP) — CPLP (MLP) — Knot Offshore Partners (MLP) — Golar LNG Partners LP (MLP) — Höegh LNG Partners LP (MLP) — Excelerate Energy (C-Corp.) — Cool Company (C. Corp.)

Confidential 4.1% 9.8% 0.0% 20.8% 32.0% 22.6% 0.0x 10.8% 0.1x 0.1x 0.2x 0.4x 0.5x 0.6x $6.00 - $6.50 $6.50 - $7.00 $7.00 - $7.50 $7.50 - $8.00 $8.00 - $8.50 $8.50 - $9.00 $9.00 - $9.50 2.4% 12.8% 4.3% 29.5% 31.3% 13.4% 0.0x 6.4% 0.2x 0.2x 0.5x 0.8x 1.0x 1.0x $6.00 - $6.50 $6.50 - $7.00 $7.00 - $7.50 $7.50 - $8.00 $8.00 - $8.50 $8.50 - $9.00 $9.00 - $9.50 Low Unit Price: $6.18 Date: 1/9/23 Introduction Recent Trading Histogram Since Public Float Turnover (10/27/22)1 Year-to-Date VWAP from 1/3/23-3/1/23: $8.16 VWAP from 10/27/22-3/1/23: $7.97 Source: FactSet (as of 3/1/23) Note: Based on closing price data. Public float defined as common units held by entities unaffiliated with the Sponsor 1. 10/27/22 is the first date from which GLOP’s unit trading volume to present exceeds its public float Low Unit Price: $6.18 Date: 1/9/23 High Unit Price: $9.20 Date: 2/21/23 9 High Unit Price: $9.20 Date: 2/21/23 Percent of Units Traded Over Period — Cumulative Multiple of Public Float Since October 27th, 1.0x of GLOP’s public float has turned over at an average price of nearly $8.00 per unit

Confidential Introduction Proposal Summary Key Terms Buyer ◼ GasLog Ltd., (the “Sponsor”) which currently owns 30.2% of the GasLog Partners common units and the general partner units GasLog Ltd. is beneficially owned by Peters Livanos, the Onassis Foundation and BlackRock Global Energy and Infrastructure Funds Proposed Transaction Summary ◼ On January 25, 2023, GasLog Ltd. submitted a non-binding proposal to acquire each common unit it did not already owned (being ~36mm publicly owned units) Offer Price ◼ $7.70 per common unit, consisting of $5.37 in cash and a $2.33 special distribution from GLOP balance sheet for each common unit not owned by GasLog Ltd. Other Items ◼ Sponsor has stated that it is not interested in selling any of its equity position ◼ Subject to approval of Conflicts Committee and Board of Directors of GasLog Partners ◼ Subject to approval of a simple majority of common unitholders (as opposed to a “majority of the minority”) ◼ Preferred units to remain intact and not redeemed ◼ No financing contingency ◼ Class B units to be cancelled immediately prior to the transaction ◼ Other customary closing conditions Source: GasLog Partners management 10

Confidential GasLog Partners Common Unit Value $7.70 $8.00 $8.50 $9.00 $9.50 $10.00 $10.50 $11.00 (x) Total Units Outstanding 54.285 54.285 54.285 54.285 54.285 54.285 54.285 54.285 Implied Equity Value $418 $434 $461 $489 $516 $543 $570 $597 (+) Gross Debt as of December 31, 2022 985 985 985 985 985 985 985 985 (–) Cash and Cash Equivalents (223) (223) (223) (223) (223) (223) (223) (223) (+) Liquidation Value of Preferred Equity 291 291 291 291 291 291 291 291 Implied Enterprise Value $1,470 $1,487 $1,514 $1,541 $1,568 $1,595 $1,622 $1,650 Metric Premiums Unaffected Unit Price as of January 24, 2023 $6.98 10.3% 14.6% 21.8% 28.9% 36.1% 43.3% 50.4% 57.6% Unaffected 10-Day VWAP 6.74 14.2% 18.7% 26.1% 33.5% 40.9% 48.3% 55.7% 63.1% Unaffected 30-Day VWAP 6.79 13.4% 17.8% 25.2% 32.6% 39.9% 47.3% 54.7% 62.0% Current Unit Price as of March 1, 2023 8.77 (12.2%) (8.8%) (3.1%) 2.6% 8.3% 14.0% 19.7% 25.4% Implied Price / NAV Assuming 10.0% Discount to Appraised Value $8.01 0.96x 1.00x 1.06x 1.12x 1.19x 1.25x 1.31x 1.37x Assuming No Premium / Discount to Appraised Value 11.15 0.69 0.72 0.76 0.81 0.85 0.90 0.94 0.99 Assuming 10.0% Premium to Appraised Value 14.29 0.54 0.56 0.59 0.63 0.66 0.70 0.73 0.77 EBITDA Multiples (GLOP Mgmt.) Enterprise Value / 2022A EBITDA $274 5.4x 5.4x 5.5x 5.6x 5.7x 5.8x 5.9x 6.0x Enterprise Value / 2023E EBITDA 290 5.1 5.1 5.2 5.3 5.4 5.5 5.6 5.7 Enterprise Value / 2024E EBITDA 269 5.5 5.5 5.6 5.7 5.8 5.9 6.0 6.1 Enterprise Value / 2025E EBITDA 226 6.5 6.6 6.7 6.8 6.9 7.1 7.2 7.3 EBITDA Multiples (Stifel Research) Enterprise Value / 2023E EBITDA $273 5.4x 5.4x 5.5x 5.6x 5.7x 5.8x 5.9x 6.0x Enterprise Value / 2024E EBITDA 211 7.0 7.1 7.2 7.3 7.4 7.6 7.7 7.8 Distribution Yield (GLOP Mgmt.) 2022A $0.04 0.5% 0.5% 0.5% 0.4% 0.4% 0.4% 0.4% 0.4% 2023E 0.04 0.5% 0.5% 0.5% 0.4% 0.4% 0.4% 0.4% 0.4% ($ in millions, except per unit data) Introduction Analysis at Various Prices Source: GasLog Partners management, public filings, FactSet (as of 3/1/23) Proposed Consideration 11

Confidential II. Situation Overview

Confidential

Situation Overview

Public Market Data and Debt Overview

($ in millions, except per unit data)

Public Market Overview

	Current	Offer	Unaffected
GLOP Common Unit Price	$8.77	$7.70	$6.98
52-Week High	*9.27*	*9.27*	*9.27*
52-Week Low	*3.24*	*3.24*	*3.24*
Fully-Diluted Units Outstanding	54.285	54.285	54.285
Market Capitalization	**$476**	**$418**	**$379**
(+) Preferred Units	291	291	291
(+) Total Debt Outstanding	985	985	985
(–) Cash and Cash Equivalents	(223)	(223)	(223)
Enterprise Value	**$1,529**	**$1,470**	**$1,431**

Implied Multiples

	Metric	Current	Offer	Unaffected
EV / EBITDA (Stifel)[1]				
2022A	$274	5.6x	5.4x	5.2x
2023E	273	5.6	5.4	5.2
2024E	211	7.3	7.0	6.8
EV / EBITDA (Mgmt)				
2022A	$274	5.6x	5.4x	5.2x
2023E	290	5.3	5.1	4.9
2024E	269	5.7	5.5	5.3
Distribution Yields (Mgmt)				
2022A	$0.04	0.5%	0.5%	0.6%
2023E	0.04	0.5%	0.5%	0.6%
2024E	0.04	0.5%	0.5%	0.6%
Price / Net Asset Value				
Appraisal NAV[2]	$11.15	0.79x	0.69x	0.63x
Stifel Research NAV[1]	9.27	0.95	0.83	0.75

Capital Structure (As of 12/31/22)

Based on Book Value	
Total Debt	$985
(–) Cash and Equivalents	(223)
Net Debt	**$761**
Book Value of Common Equity	$682
Book Value of Preferred Equity	291
Enterprise Value (Book Value)	**$1,734**
Net Debt / Enterprise Value (Book Value)	43.9%
Net Debt / 2023E EBITDA	2.8x
Net Debt + Preferred / 2023E EBITDA	3.9x
Net Debt / 2024E EBITDA	3.6x
Net Debt + Preferred / 2024E EBITDA	5.0x

Debt Overview

Facility	Gross Amount	Maturity	Rate	Cross-Collateral with GLOG
$450 Million Partnership Facility	$250	Feb-24	L +2.10%	No
BNPP $260 Million Facility	194	Jul-25	L +2.70%	No
DNB $194 Million Facility	126	Jul-25	S +2.96%	No
$1.3 Billion GasLog ECA Facility	361	Mar-27	L +1.80%	Yes
GasLog Shanghai SLB	45	Oct-26	3.12%	No
Methane Heather Sally SLB	17	Jun-25	3.03%	No
Total	**$985**			

Source: Partnership filings, FactSet (as of 3/1/23), Wall Street Research, Clarksons
1. EBITDA, Distribution Yield and NAV estimates based on Stifel (1/24/23), the only analyst with an updated, comprehensive perspective since the offer date
2. Based on analysis contained herein, applying average of Fearnley's and Braemar appraised values as of December 31, 2022

EVERCORE
13
GASLOG PARTNERS

Confidential Situation Overview Charter Overview Source: GasLog Partners management 1. Represents average of Fearnley’s and Braemar appraised values as of December 31, 2022 Propulsion Built Capacity Charter Free Appraisal1 Gross Charter Rate Charterer GasLog Glasgow TFDE 2016 174,000 $190 $85,926 GasLog Greece TFDE 2016 174,000 189 85,926 Methane Becki Anne TFDE 2010 170,000 154 82,500 GasLog Gibraltar TFDE 2016 174,000 191 81,000 GasLog Geneva TFDE 2016 174,000 191 81,000 GasLog Shanghai TFDE 2013 155,000 SLB 86,000 GasLog Santiago TFDE 2013 155,000 153 67,000 Solaris TFDE 2014 155,000 157 149,750 GasLog Seattle TFDE 2013 155,000 151 141,500 GasLog Sydney TFDE 2013 155,000 153 97,000 Methane Heather Sally Steam 2007 145,000 SLB 52,000 Methane Jane Elizabeth Steam 2006 145,000 58 32,600 Methane Rita Andrea Steam 2006 145,000 58 66,000 Methane Alison Victoria Steam 2007 145,000 62 29,500 2023 2024 2025 2026 2027 2028 2029 2030 2031 1 1 1 11 11 11 1 1 1 1 1 1 1 1 1 1 1 1 1 1 2 2 2 d 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 11 11 11 Firm Period Optional Period Available Out of fleet GasLog Partners has a revenue-weighted average charter duration of 1.7 years ($ in millions, except per day data) 14

Confidential ◼ The following sets forth key assumptions utilized in the GLOP Financial Projections as provided by GasLog Partners management: Revenue: ● All options are exercised by customers except (i) Woodside Energy’s option with respect to the GasLog Shanghai in March 2026, (ii) Shell’s option with GasLog Greece in March 2026 and (iii) GasLog Gasglow in June 2026 – these represent anticipated out-of-the-money options for the charterer ● Upon charter / option expiry, vessels are operated on the spot market thereafter based on the TCE forecast as set forth below: ● The Methane Jane Elizabeth begins operations as an FSRU for Venice Project in January 2026 at a charter rate of $116,800 / day ● The Methane Heather Sally and GasLog Shanghai are returned to their lessors in 2025 and 2026, respectively − There are no repurchase or obligations options for the Methane Heather Sally and GasLog Shanghai ● Vessel utilization (off-hire / off charter) factored into TCE rates above, with an additional 0.5 unexpected off hire days per quarter Operating expenses of $11,000 / day for steam vessels, $14,700 / day for 155k TFDE vessels, $13,700 / day for 170k -174k TFDE vessels in 2023, escalated 1% annually thereafter G&A expenses based on allocation from GasLog Ltd. consistent with contract with GasLog Ltd. Capital expenditures: ● Drydocking expenses of $5.7 million for steam vessels, $3.6 million for 155k TFDE vessels and $4.1 million for 170k – 174k TFDE vessels every five years ● EEXI/CII capital expenditures of $350,000 for TFDE vessels and $6.4 million for steam vessels at their next respective drydocking ● Total capital expenditures of $138.7 million (2023: $13.8 million, 2024: $50.0 million, 2025: $74.9 million) for Venice FSRU project Financing assumptions: ● $450 million facility due 2024 for the GasLog Santiago, GasLog Sydney, GasLog Seattle and Methane Jane Elizabeth to be refinanced in November 2023 with a new ~$196 million secured facility for GasLog Santiago, GasLog Sydney and GasLog Seattle − $107 million of debt funded in installments for Methane Jane Elizabeth from 2023 to 2025 and replaced with $130 million in debt funded on delivery as part of the Venice FSRU project ● Other secured debt maturities are assumed to be refinanced with similar terms as existing facilities ● $87.4 million balance of Series B preferred equity assumed fully redeemed in March 2023 and $76.5 million balance of Series C preferred equity assumed fully redeemed in March 2024 Situation Overview Source: GasLog Partners management GLOP Financial Projections – Assumptions 2023E 2024E 2025E 2026E 2027E $000s/Day (Gross) TFDEs (155k) $85 $75 $65 $55 $65 TFDEs (170k - 174k) 105 95 85 75 85 Steams 52 50 40 35 40 15

Confidential Situation Overview GasLog Partners Key Considerations for Further Diligence That Could Impact Forecast Key Considerations Commentary Utilization / Downtime in a Spot-Based Business ■ GLOP Financial Projections assume 98% to 99.5% utilization rate on top of utilization factored into TCE rate curve applied for vessel spot trading. However, GasLog Partners management indicated that utilization would likely decrease following 2027 ROI / Economics of FSRU Conversions ■ Project Venice commercial and financial risks Venice Project currently requires further progress on offtake agreements and financing to reach FID Potential for conversion cost increases given Project Venice delays which has resulted in need to negotiate new conversion contract (project cost has already increased as a result of delays) Evolving Regulatory Landscape / Vessel Compliance Costs ■ Certain regulations, which are not finalized or known, could increase capital expenditures in 2027+, which are not included in the GLOP Financial Projections Could further reduce useful life of steam and smaller / older TFDE vessels Expensive capital programs may be required every 1 – 3 years if more stringent regulatory standards to net-zero are enacted ■ More EU and US specific stringent regulations could result in older and smaller GLOP vessels being unable to serve those markets Commercial Discrimination / Obsolescence ■ Larger LNGC (170k+ CBM) with modern engine technology and other features command significant premium vs. older smaller TFDEs due to economic advantages (better boil off rate, faster offtake rate, more freight per trip, more efficient engine) ■ Large order book of new large, modern vessels to be delivered in the near-term could result in greater differentiation for our vessels Liquefaction projects could be delayed, creating an oversupply of vessels in the spot market Asset Values ■ Although not entirely comparable due to unique vessel specifications, two recent data points help contextualize broker appraised assets vs. achievable values in the S&P market Potential sale leaseback of GasLog Sydney for $140 million (excludes value of cash flows retained by GLOP generated by strong near-term charter market) vs. average appraised $153 million Sale of Golar Seal (10-year-old 160k CBM TFDE) to Höegh LNG for $184.3 million ■ Depending on the assumed market rates, a mark-to-market on charter-free appraisals may indicate impairment Source: GasLog Partners management 1. Represents 2 buffer days per year (0.5 per quarter) divided by 365 days per year 16

Confidential GLOP Financial Projections Situation Overview For the Years Ending December 31, 2022A 2023E 2024E 2025E 2026E 2027E Average Vessels On the Water 15 14 14 14 13 12 Number of Dry-docks -- 4 1 2 5 -- Number of Spot Vessels at the End of Period -- 3 4 7 7 7 Revenue $364.3 $376.6 $356.5 $310.6 $309.6 $320.4 (–) Direct Operating Expenses (72.4) (68.8) (69.2) (67.6) (70.4) (65.4) (–) G&A (17.5) (18.3) (18.2) (17.3) (17.0) (16.8) EBITDA $274.4 $289.5 $269.0 $225.7 $222.2 $238.3 (–) Change in Working Capital 2.6 (15.3) (1.1) (0.7) (0.2) (0.0) (–) Net Capital Expenditures (2.5) (38.2) (54.6) (90.8) (28.0) -- (±) Other 0.2 -- -- -- -- -- Unlevered Free Cash Flow $274.6 $236.0 $213.3 $134.2 $194.1 $238.3 (–) Interest Expense (43.1) (58.9) (55.8) (51.4) (43.1) (37.6) (+) Financial Income 2.0 4.4 -- -- -- -- (–) Preferred Equity Distribution (27.0) (19.8) (12.9) (11.0) (11.0) (11.8) Levered Free Cash Flow $206.5 $161.7 $144.7 $71.9 $140.0 $189.0 (–) Debt Amortization (115.7) (111.8) (108.2) (106.4) (110.8) (97.9) Levered Free Cash Flow After Debt Amortization $90.8 $49.9 $36.5 ($34.6) $29.2 $91.0 (–) Total Distributions (2.1) (2.1) (2.1) (2.2) (2.2) (2.2) Levered FCF After Distributions Surplus / (Deficit) $88.7 $47.8 $34.4 ($36.7) $27.0 $88.9 Total Common Units Outstanding 52.768 53.183 53.598 54.013 54.013 54.013 Unlevered FCF per Unit $5.20 $4.44 $3.98 $2.48 $3.59 $4.41 Levered FCF per Unit 3.91 3.04 2.70 1.33 2.59 3.50 Levered FCF After Debt Amortization per Unit 1.72 0.94 0.68 (0.64) 0.54 1.69 Distribution Per Unit 0.04 0.04 0.04 0.04 0.04 0.04 Source: GasLog Partners management ($ in millions, except per unit data) 17

Confidential

Situation Overview

GLOP Financial Projections – Sources and Uses

($ in millions, except per unit data)

	For the Years Ending December 31,					
	2022A	2023E	2024E	2025E	2026E	2027E
Sources						
Levered Free Cash Flow After Distributions Surplus / (Deficit)	$88.7	$47.8	$34.4	($36.7)	$27.0	$88.9
Stock-Based Compensation	0.8	0.7	0.7	0.8	0.8	0.8
Proceeds from Refinancing	-	210.4	33.3	295.5	258.4	-
Proceeds from Sale of Steam Vessel	52.5	-	-	-	-	-
Cash from Balance Sheet	-	59.8	9.4	-	-	-
Total Sources	**$141.9**	**$318.8**	**$77.9**	**$259.6**	**$286.1**	**$89.7**
Uses						
Debt Refinanced	$65.1	$227.1	$--	$245.6	$245.4	$--
Financing Fees	0.0	4.3	1.3	4.4	1.9	0.3
Preferred Repurchased[1]	49.2	87.4	76.5	--	--	--
Cash to Balance Sheet	27.6	--	--	9.6	38.9	89.4
Total Uses	**$141.9**	**$318.8**	**$77.9**	**$259.6**	**$286.1**	**$89.7**
Capitalization						
Debt	$984.5	$858.1	$785.2	$728.0	$630.6	$534.3
(–) Cash	(223.1)	(163.3)	(153.8)	(163.5)	(202.4)	(291.7)
Net Debt	**$761.4**	**$694.8**	**$631.3**	**$564.5**	**$428.2**	**$242.6**
(+) Liquidation Value of Preferred Equity[1]	291.1	203.7	127.1	127.1	127.1	127.1
Net Debt + Preferred Equity	**$1,052.5**	**$898.5**	**$758.5**	**$691.6**	**$555.3**	**$369.7**
LTM Leverage						
Debt / EBITDA	3.6x	3.0x	2.9x	3.2x	2.8x	2.2x
Net Debt / EBITDA	2.8	2.4	2.3	2.5	1.9	1.0
Debt + Preferred / EBITDA	4.6	3.7	3.4	3.8	3.4	2.8
Net Debt + Preferred / EBITDA	3.8	3.1	2.8	3.1	2.5	1.6

Source: GasLog Partners management

1. Reflects full repurchase of all outstanding Series B (3.5mm) and Series C (3.1mm) preferred units in March 2023 and March 2024, respectively

EVERCORE 18 GASLOG PARTNERS

Confidential 682 715 316 2021A 2022E 2023E +5% ◼ Energy security issues stemming from the Russia/Ukraine conflict led to record European LNG imports in the first part of 2022, supporting rising LNG and gas prices that has persisted for the second half of 2022 ◼ After a pandemic halt and market oversupply, new projects are now on the rise with Qatar and North America leading on production capacity increases The majority of projects under development (169million tonnes per year (“MTPA”)) will come online in 2026 or later Outside of Qatar, 3 – 4 project in the U.S. are likely to reach FID in 2023 ◼ Demand forecasted to increase to 400+ MTPa in 2023 ◼ Over 300 vessels in the orderbook to meet the expected increase in LNG supply in the next four years (over 40% of current fleet) While most of these vessels are contracted to specific projects, these vessels are delivered on schedule Expected delays in a number of projects could lead to capacity for these vessels being redeployed in the spot market, creating issues with oversupply (e.g. all three large liquefication projects expected to go on-line in 2023 were delayed at least 2 years) Liquefaction Overview Natural Gas and LNG Prices (Historical and Futures) Forecast LNG Vessel Supply and Demand Source: Webber, Clarksons Research (3/1/23), FactSet (2/17/23), CME Group (3/1/23) LNG Export (mm tons) LNG Fleet (# of Vessels) Situation Overview 380 398 413 2021 2022 2023 +5% +4% (Orderbook) 0 30 60 90 120 May-21 Nov-21 May-22 Nov-22 May-23 Nov-23 May-24 Nov-24 $ / MMBTU JKM JKM (Futures) TTF TTF (Futures) Majority Delivered in Next 3 Years 19

Confidential Situation Overview Liquefaction and Regasification Capacity Outlook Global Liquification Capacity (MTPA) Global Regasification Capacity Forecast (MTPA) Source: Clarksons report (2/17/23) 213 220 235 269 285 88 88 88 88 93 77 77 77 85 108 86 86 105 125 138 464 471 505 567 624 2022 2023 2024 2025 2026+ Others Australia Qatar US 587 647 660 670 670 227 227 227 227 227 106 106 106 106 106 117 172 1,036 198 198 200 1,151 1,191 1,201 1,203 2022 2023 2024 2025 2026 China South Korea Japan Others 2022–2026E CAGR: 7.7% 2022–2026E CAGR: 3.8% 20

Confidential Situation Overview $170 $170 $170 $170 $170 $170 $175 $175 $175 $180 $185 $185 $185 $195 $200 $200 $205 $235 $235 $235 174k cbm LNG Carrier Average Newbuild (X-DF / MEGI Propulsion) Source: Clarksons (3/1/23) Asset Values: Newbuild and Secondhand Prices 174k cbm LNG Carrier (5 Years) +31% $190 $195 $198 $202 $203 $205 $210 $214 $218 $220 $224 $227 $231 $236 $240 $244 $248 $248 $248 $248 ($ in millions) 21 +38%

Confidential Situation Overview 160k cbm LNG Carrier (5 years Old) Source: Clarksons (3/1/23) Note : Data beyond Dec ’22 was unavailable for 160k cbm 5-year and 145k cbm 10-year carriers Asset Values: Secondhand Sale Prices 160k cbm LNG Carrier (10 years Old) $145 $145 $145 $145 $145 $145 $145 $145 $150 $161 $165 $165 $165 $180 $180 $180 $183 $200 $200 $115 $115 $115 $115 $115 $115 $115 $115 $120 $126 $128 $128 $128 $135 $135 $135 $135 $135 $140 $140 $140 145k cbm LNG Carrier (10 years Old) 145k cbm LNG Carrier (15 years Old) $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $90 $90 $90 $90 $90 $90 $48 $48 $48 $48 $48 $48 $48 $49 $49 $49 $49 $49 $49 $55 $55 $55 $55 $55 $53 $53 $53 +38% +22% +10% +10% ($ in millions) 22

Confidential S&P Activity (# of ships) Avg. 145k cbm Asset Value Avg. 160k cbm Asset Value 2016 4 $108 $166 2017 10 100 157 2018 12 85 156 2019 11 82 160 2020 4 82 152 1Q21 3 82 145 2Q21 1 82 145 3Q21 - 82 145 4Q21 11 82 145 1Q22 15 82 152 2Q22 11 82 165 3Q22 9 90 180 4Q22 7 90 194 - 5 10 15 $ - $50 $100 $150 $200 $250 Jan-16 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Asset Value ($ millions) S&P Activity (# of ships) S&P Activity 10 Year Old Secondhand 145k cbm Values 5 Year Old Secondhand 160k cbm Values Situation Overview Source: Clarksons (3/1/23) Note: 145k cbm asset values relate to 10 Year Old Secondhand Vessel values; 160k cbm asset values relate to 5 Year Old Secondhand Vessel values 1. Represents YTD2022 LNG vessel sales per Clarksons Research with disclosed vessel pricing S&P Overview LNG Asset Values and S&P Activity (2016 to Present) Avg. LNG Asset Values and S&P Activity (2016 to Present) Recent LNG Acquisitions1 Significant vessel sales in Q4 2021 and 1H 2022 Buyer Seller Date # of Ships Sold Total Price Avg. Age (Years) Avg. CBM Vessel Type Dual Fuel 2/20/23 1 $184 9 160 LNG y 7/7/22 1 400 7 170 FSRU Y 6/1/22 1 350 7 170 FSRU Y 5/13/22 4 700 4.25 172 LNG Y 1/27/22 1 35 20 138 LNG N Chinese Interests ($ in millions) 23

Confidential

Situation Overview

Analyst Projections by Stifel (January 26, 2023) – Price Target of $9.50

($ in millions, except per unit data)

STIFEL | Price Target: $9.50

"The partnership said it has "agreed in principle" to convert an older, 145,000 cbm steamship into a floating storage and regasification unit (FSRU) for the Venice Energy project located at the Port of Adelaide in Australia. **The partnership expects a ~10-year contract to materialize in the 2H-2023. The conversion is expected to take 8-10 months and should cost ~$100 million. This would be important as it is the first asset growth since the distribution cut.**"

"More importantly, however, was the unsolicited takeout offer that came in yesterday from the parent company, GasLog Ltd., for $7.70/unit. **At a ~6x EBITDA multiple, we see potential upside to the $7.70/unit number, but we think it likely caps out around $9/unit given our NAV estimate of $9.27/unit.** With 30% ownership by the parent company, we don't see any other bidders coming in, but we don't see a reason to sell the company for $7.70/ unit either, so we expect the units to move higher through the take-private negotiations." (1/26/23)

Revenue Projections


$362
$377
$301
$356
2023E
2024E

EBITDA Projections


$273
$290
$211
$269
2023E
2024E

Gross Debt / EBITDA Projections


3.5x
3.0x
3.8x
2.9x
2023E
2024E

Stifel | GLOP Financial Projections

Source: Wall Street research

EVERCORE
24
GASLOG PARTNERS

Confidential Situation Overview LNGC Time Charter and Spot Rates Source: Clarksons (3/1/23) Note: Data for 174k cbm carrier’s only available from 2019 onwards $70,000 $46,250 $ - $50,000 $100,000 $150,000 $200,000 $250,000 Jan-19 Aug-19 Mar-20 Oct-20 May-21 Dec-21 Jul-22 Feb-23 3 Year Average 10 Year Average $160,000 $67,500 $ - $150,000 $300,000 $450,000 $600,000 Jan-19 Aug-19 Mar-20 Oct-20 May-21 Dec-21 Jul-22 Feb-23 3 Year Average 10 Year Average $210,000 $87,500 $ - $150,000 $300,000 $450,000 $600,000 Jan-19 Aug-19 Mar-20 Oct-20 May-21 Dec-21 Jul-22 Feb-23 3 Year Average 10 Year Average Time Charter Spot 174k CBM 160k CBM 145k CBM 1YR TC Spot Current $160,000 $67,500 3 Year Average $115,019 $106,284 5 Year Average $89,374 $87,552 10 Year Average $89,374 $87,552 1YR TC Spot Current $70,000 $46,250 3 Year Average $61,052 $63,252 5 Year Average $52,326 $54,780 10 Year Average $52,326 $54,780 25 ($ per day) 1YR TC Spot Current $210,000 $87,500 3 Year Average $146,231 $136,314

Confidential $105.0 $95.0 $85.0 $75.0 $85.0 $124.5 $96.0 $96.0 N/A N/A $103.8 $80.0 $80.0 N/A N/A $83.0 $64.0 $64.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $136.3k ~4yr Average: $89.2k Situation Overview Management Forecast vs Stifel and Historical Spot Rates Source: GLOP management projections, Clarksons (3/1/23), Stifel (1/26/23) 1. Assumes 145k CBM is representative of Steam Historical spot pricing 2. Data for 174k cbm carrier’s only available from 2019 onwards 160K CBM Carrier Spot Rates 145K CBM Carrier Spot Rates1 174K CBM Carrier Spot Rates GLOP Financial Projections $52.0 $50.0 $40.0 $35.0 $40.0 $48.0 $42.0 $42.0 N/A N/A $40.0 $35.0 $35.0 N/A N/A $32.0 $28.0 $28.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $63.3k 5yr Average: $54.8k $85.0 $75.0 $65.0 $55.0 $65.0 $87.0 $72.0 $72.0 N/A N/A $72.5 $60.0 $60.0 N/A N/A $58.0 $48.0 $48.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $106.3k 5yr Average: $87.6kStifel (Bull Case) Stifel (Base Case) Stifel (Bear Case) Historical Averages 2 ($000s per day) 26

Confidential III. Preliminary Findings

To Discuss Whether Partnership Will Provide Sufficient Guidance to Conduct PGR Method or Useful Life DCF Analysis

Preliminary Findings

Preliminary Valuation Summary



For Reference Only
Appraisal NAV[1]
Discounted Cash Flow
EBITDA Exit Multiple
PGR Method / Useful Life DCF
Peer Trading
EV / 2023E EBITDA
EV / 2024E EBITDA
Price / Net Asset Value[1]
Precedents
Price / Net Asset Value[1]
52-Week Share Price Range
Premiums Paid
Analyst Price Target
$30.00
$20.00
$10.00
$--
To Come
Current Trading Price: $8.77
Proposed Consideration: $7.70
$14.29
$8.01
$13.52
$6.84
$15.28
$7.28
$12.83
$7.87
$10.04
$7.25
$11.71
$7.81
$9.27
$3.24
$10.11
$7.52
$9.50
$9.50

Appraisal NAV	EBITDA Exit Multiple	PGR Method / Useful Life DCF	EV / 2023E EBITDA	EV / 2024E EBITDA	Price / Net Asset Value (Peer Trading)	Price / Net Asset Value (Precedents)	52-Week Share Price Range	Premiums Paid	Analyst Price Target
Premium / (Discount) to Appraisal NAV: (10.0%) – 10.0%	WACC: 8.5% – 9.5%	WACC: 8.5% – 9.5%	2023E EBITDA Multiple: 5.0x - 6.5x	2024E EBITDA Multiple: 5.5x - 6.5x	Apprasial P / NAV Multiple: 0.65x - 0.90x	Apprasial P / NAV Multiple: 0.70x - 1.05x	Based on on Low and High of Past 52 Weeks	Based on 25th and 75th percentile of the One-Day and 30-Day Paid	Based on Stifel Price Target
	2027E EBITDA Exit Multiple: 4.0x – 6.0x								

Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis.

1. Based on an average of appraisals from Fearnleys and Braemar ACM as of December 2022

EVERCORE
28
GASLOG PARTNERS

Confidential Appraisal NAV per Share Implied NAV per Share at Various Multiples 1.05x $6.76 $8.41 $9.73 $10.06 $11.71 $13.36 $15.00 $16.65 1.00 6.44 8.01 9.27 9.58 11.15 12.72 14.29 15.86 0.95 6.12 7.61 8.81 9.10 10.59 12.08 13.57 15.07 0.90 5.80 7.21 8.34 8.62 10.04 11.45 12.86 14.27 0.85 5.48 6.81 7.88 8.14 9.48 10.81 12.15 13.48 0.80 5.15 6.41 7.42 7.66 8.92 10.18 11.43 12.69 0.75 4.83 6.01 6.95 7.19 8.36 9.54 10.72 11.89 0.70 4.51 5.61 6.49 6.71 7.81 8.90 10.00 11.10 0.65 4.19 5.21 6.03 6.23 7.25 8.27 9.29 10.31 $6.44 $8.01 $9.27 $9.58 $11.15 $12.72 $14.29 $15.86 (15.0%) (10.0%) WS Research (5.0%) 0.0% 5.0% 10.0% 15.0% Premium / (Discount) to Total Charter-Free Appraised Value Vessel Propulsion Built Capacity (cbm) Fearnleys Value Braemar Value Average GasLog Geneva TFDE 2016 174k $201 $180 $191 GasLog Gibraltar TFDE 2016 174k 201 180 191 GasLog Glasgow TFDE 2016 174k 199 180 190 GasLog Greece TFDE 2016 174k 197 180 189 Solaris TFDE 2014 155k 160 154 157 Methane Becki Anne TFDE 2010 170k 145 163 154 GasLog Santiago TFDE 2013 155k 148 158 153 GasLog Sydney TFDE 2013 155k 148 158 153 GasLog Seattle TFDE 2013 155k 150 152 151 Methane Alison Victoria Steam 2007 145k 65 59 62 Methane Jane Elizabeth Steam 2006 145k 60 56 58 Methane Rita Andrea Steam 2006 145k 60 55 58 GasLog Shanghai TFDE 2013 155k SLB SLB NA Methane Heather Sally Steam 2007 145k SLB SLB NA Charter Free Gross Asset Value $1,734 $1,674 $1,704 Sensitivity Analysis GLOP Fleet Summary Preliminary Findings Source: Company filings, Fearnleys and Braemar 1. Preferred equity valued at liquidation preference of $25 per unit 2. Includes lease liabilities 3. Based on Stifel research (1/24/23) GLOP Fleet Valuation Detail GasLog Partners NAV per Unit Applied Sensitivity Range For Reference Only -- $7.70 Proposed Consideration Charter Free Gross Asset Value (Broker Average) $1,704 (+) Cash and Cash Equivalents 223 (–) Net Working Capital (46) (–) Preferred Equity2 (291) (–) Total Debt Outstanding3 (985) Net Asset Value $605 (÷) Total Units Outstanding 54.285 NAV per Common Unit $11.15 Implied Price / NAV 0.82x 3 ($ in millions) 29

Confidential Discounted Cash Flow – Assumptions Preliminary Findings ◼ Evercore utilized the following assumptions to analyze GasLog Partners’ discounted cash flows: Discounted the projected cash flows to January 1, 2023 under midterm convention EBITDA and capital expenditures through December 31, 2027E per GLOP Financial Projections Assumes a tax rate of 0.0% Mid-point discount rate of 9.0% utilizing WACC based on Capital Asset Pricing Model Terminal value based on a 4.0x to 6.0x EBITDA exit multiple 30

Confidential Discounted Cash Flow of GasLog Partners Preliminary Findings Source: GasLog Partners management, public filings 1. Includes Financing Leases 2. Liquidation value as of January 1, 2023 3. Includes general partner, common and Class B units ($ in millions, except per unit data) 31 For the Years Ending December 31, EBITDA 2023E 2024E 2025E 2026E 2027E Multiple EBITDA $289.5 $269.0 $225.7 $222.2 $238.3 $238.3 (–) Capital Expenditures (38.2) (54.6) (90.8) (28.0) - (–) Change in Working Capital (15.3) (1.1) (0.7) (0.2) (0.0) (±) Other Items - - - - - Unlevered Free Cash Flow $236.0 $213.3 $134.2 $194.1 $238.3 Terminal Value Exit EBITDA Multiple 5.00x Terminal Value $1,191.5 PV of Terminal Value at 9.0% Discount Rate 774.4 (+) PV of Unlevered Free Cash Flow at 9.0% Discount Rate 826.9 Implied Enterprise Value $1,601.3 (–) Total Debt Outstanding as of January 1, 20231 (984.5) (+) Cash and Cash Equivalents as of January 1, 2023 223.1 (–) Preferred Equity2 (291.1) Implied Equity Value $548.8 Total Units as of January 1, 20233 54.285 Implied Value per Unit $10.11 EBITDA Exit Multiple Sensitivity Perpetuity Growth Rate Sensitivity EBITDA Exit Multiple Perpetuity Growth Rate 3.00x 4.00x 5.00x 6.00x 7.00x 8.0% $5.13 $8.12 $11.11 $14.10 $17.08 8.5% 4.76 7.68 10.60 13.52 16.44 9.0% 4.40 7.26 10.11 12.96 15.82 9.5% 4.05 6.84 9.63 12.42 15.21 10.0% 3.71 6.43 9.16 11.89 14.61 WACC

Confidential

Preliminary Findings

Exit EV / EBITDA Considerations Based on Fleet Age and Type

($ in millions)



Three Year Average
Five Year Average
174k CBM TFDE Vessels Implied EV / EBITDA[1]
160k CBM TFDE Vessels Implied EV / EBITDA[1]
145k CBM Steam Vessels Implied EV / EBITDA[1]
GLOP Fleet (2027)
Avg. S&P Purchase Price[2]
$214
$195[3]
$161
$132[4]
$84
$52[5]
Age (2023)
Age (2027)
4.5x
4.0x
6.0x
4.5x
5.6x
3.3x
12
174k TFDE
5
7
12
160k TFDE
4
9
14
Steam
3
16
21
Newbuild
5-Yr Old
5-Yr Old
10-Yr Old
10-Yr Old
15-Yr Old
GLOP Fleet (2027)
Vessel EBITDA[1]
$47.3[1]
$26.4[1]
$14.6[1]

Source: Clarksons, GLOP management

1. Assumes charter rates of ~$146k, ~$89k and ~$52k per day for 174k TFDE, 160k TFDE and steam vessels respectively, based on average 1yr TC for measurement period (3yrs for 174k TFDE and 5yrs for 160k TFDE and Steam vessels); Assumes operating expenses of ~$13,700, ~$14,700 and ~$11,000 per day for 174k TFDE, 160k TFDE and 145k steam vessels respectively, based on 2023 estimates from GLOP Financial Projections

EVERCORE

32

GASLOG PARTNERS

2. Based on Clarksons historical data
3. Given limited data for 5-yr old vessels, 2020 values extrapolated assuming same average relative percentage change in pricing between newbuild and 5-yr old vessels as in 2021 and 2022
4. Given limited data for 10-yr old vessels, 2018, 2019 and 2020 values extrapolated assuming same average relative percentage change in pricing between 5-yr old and 10-yr old vessels as in 2021 and 2022
5. Given limited data for 15-yr old vessels, 2018 and 2019 values extrapolated assuming same average relative percentage change in pricing between 10-yr old and 15-yr old vessels as in 2020, 2021 and 2022

Confidential Preliminary Findings Peer Trading – Overview of Peers Company Remaining Charter Length Age of Fleet Overview of Business 1.7 10.7 ■ Pure-play LNGC with 14 vessels, including 4 steams, 5 155k CBM TFDEs and 5 170k+ TFDEs ■ Significant spot exposure in 2024+ ■ MLP structure 3.8 3.2 ■ Pure-play LNGC with 100% 174K+ CBM fleet TFDEs under long-term charters 6.01 13.1 ■ FSRU-focused business with long-term charters and limited spot exposure 6.2 12.5 ■ Pure-play LNGC with 3 steams vessels under long-term contract with Gazprom and 3 other 155k TFDE vessels ■ MLP structure 8.0 (LNGC only) 1.5 (LNGC Only) ■ Mixed fleet including 16 containers (majority of contracts expire 2025+) and 7 LNGC (2020+ builds with long term charters) ■ MLP structure NA 7.2 ■ Pure-play LNGC with 8 160k CMB TFDE vessels and 4 170k+ CBM TFDE vessels ■ Significant spot exposure ■ Listed on Norwegian exchange Source: Partnership website and filings, Wall Street research Note: GLOP EBITDA estimates represent Stifel (1/26/23) estimates 1. At time of IPO, as of December 31, 2021 33

Confidential 0.6% 11.9% 8.7% 4.1% 0.5% NA 10.7 13.1 12.5 7.0 3.2 1.5 1.7 8.0 6.2 ~6.0 3.8 NA 14 13 11 10 7 6 Current Dividend Yield4 Preliminary Findings Peer Comparison Fleet Count1 Average Charter Duration (Years)2 Source: Partnership / Company websites and filings, Clarksons Note: CPLP figures excluded its drybulk and containership vessels. CoolCo figures pro forma for sale of Golar Seal expected to close in March 2023 1. Disclosed fleet count as of 1/24/23 Average Fleet Age (Years)3 FSRU LNGC 2. Figures as of 1/24/23; EE avg charter duration as of time of IPO on December 31, 2021; COOL avg charter duration not disclosed 3. Figures as of 1/24/23 4. FactSet (1/3/23). Flex LNG excludes $0.25 special dividend paid in Q1 2023. In November 2022, CoolCo announced its intention to instate a variable dividend, the first of which will be paid in Q1 2023. 34

Confidential 4.9x 5.2x 11.1x 8.7x 7.1x 6.5x 5.4x 5.3x 6.8x 11.1x 7.6x 6.1x 6.4x 6.3x EV / 2023E EBITDA EV / 2024E EBITDA Preliminary Findings Peer Trading – EV / EBITDA 2023E 2024E Mean 7.8x 7.5x Median 7.1x 6.4x Source: Partnership website and filings, Wall Street research, FactSet (3/1/23) Note: GLOP EBITDA estimates represent Stifel (1/26/23) estimates 1. At time of IPO on December 31, 2021; Management EBITDA figure assumes execution of Project Venice 2. Based on Stifel research (1/24/23) 1.7 6.0 6.2 8.0 1 3.8 NA Charter Duration (Yrs.) 2 Management Wall Street Research 1 GLOP metrics based on GLOP’s unaffected unit price of $6.98 as of 1/24/23 35

Confidential 5.5x 7.0x 6.5x 8.5x 11.1x 5.6x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 1/1/18 11/11/18 9/21/19 7/31/20 6/10/21 4/20/22 3/1/23 Gaslog Partners Dynagas Capital Product Partners Excelerate Energy Flex LNG CoolCo Preliminary Findings GLOP’s Trading Multiples Over Time Relative to Benchmarks and Its Peers Source: FactSet (as of 3/1/23) 1. Excelerate Energy IPO on 4/13/22 2. CoolCo Begins Trading on 2/22/22 0 1 Year Average 3 Year Average 5 Year Average Gaslog Partners 5.0x 5.8x 6.7x Dynagas 7.6x 8.1x 8.6x Capital Product Partners 7.0x 6.1x 5.6x Excelerate Energy 13.3x Flex LNG 10.5x 8.8x 8.7x CoolCo 5.7x 1 EV / NTM EBITDA 36 2

Confidential 0.63x 0.75x 1.15x 0.65x 0.38x NA NA Source: Partnership website and filings, Wall Street research, FactSet (3/1/23) 1. Based on the average of Fearnleys and Braemar 2. NAV on Stifel research (1/24/23) Preliminary Findings Peer Trading – P / NAV Wall Street Research Analyst NAV P / NAV Mean 0.73x Median 0.65x 2 Broker Appraisal Wall Street Research 1 GLOP metrics based on GLOP’s unaffected unit price of $6.98 as of 1/24/23 37

Confidential Target GCI DryShips Teekay Offshore Grindrod Shipping Golar LNG Partners GasLog Teekay LNG Partners Höegh LNG Holdings Ltd. Acquiror Seaspan SPII Holdings Brookfield Taylor Maritime Investments New Fortress Energy BlackRock Stonepeak Limestone Höegh LNG Partners LP Business Type Term Mixed Mixed Mixed Mixed Term Term Term Transaction Value $1,600 $76 $171 $579 $1,918 $4,857 $6,160 $773 Consideration Structure Mixed Cash Cash Cash Mixed Cash Cash Cash Average Fleet Age 3 years 6 years 8 years 7 years 13 years 5 years 10 years 9 years 0.92x 0.79x NA 0.95x 1.10x 0.73x 1.03x 0.80x 3/14/18 8/19/19 10/1/19 10/13/22 1/13/21 2/22/21 10/4/21 5/25/22 Shipping Transaction LNG Transaction LNG Average: 0.91x All Transactions Average: 0.90x Preliminary Findings Selected Precedent Transactions – Cash / Partial Cash – P / NAV ($ in millions) Source: Public filings, press releases, investor presentations, FactSet, Capital IQ, Wall Street research, Evercore estimates 38

Confidential Peer Group Trading: EV / EBITDA Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2023E EBITDA $290 5.0x - 6.5x $1,448 - $1,882 Implied Enterprise Value $1,448 - $1,882 Less: Total Debt as of January 1, 20232 (985) Plus: Cash and Cash Equivalents as of January 1, 2023 223 Less: Preferred Equity3 (291) Implied Equity Value Range $395 $830 Total Units as of January 1, 20234 54.285 Implied Value per Unit $7.28 $15.28 Preliminary Findings 2023E EBITDA 2024E EBITDA Source: GasLog Partners management, public filings 1. Includes Financing Leases 2. Liquidation value as of January 1, 2023 3. Includes general partner, common and Class B units Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2024E EBITDA $269 5.5x - 6.5x $1,480 - $1,749 Implied Enterprise Value $1,480 - $1,749 Less: Total Debt as of January 1, 20232 (985) Plus: Cash and Cash Equivalents as of January 1, 2023 223 Less: Preferred Equity3 (291) Implied Equity Value Range $427 $696 Total Units as of January 1, 20234 54.285 Implied Value per Unit $7.87 $12.83 ($ in millions, except per unit data) 39

Confidential Preliminary Findings Peer Group Trading – P / NAV Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Average Broker Appraised P / NAV1 $605 0.65x - 0.90x $393 - $545 Implied Equity Value Range $393 $545 Total Units as of January 1, 2023 54.285 Implied Value per Unit $7.25 $10.04 Source: GasLog Partners management, public filings 1. Based on average Clarkson and Fearneys 2. Includes Financing Leases 3. Liquidation value as of January 1, 2023 4. Includes general partner, common and Class B units Precedent Transaction Analysis – P / NAV Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Average Broker Appraised P / NAV1 $605 0.70x - 1.05x $424 - $636 Implied Equity Value Range $424 $636 Total Units as of January 1, 2023 54.285 Implied Value per Unit $7.81 $11.71 ($ in millions, except per unit data) 40

Confidential

Preliminary Findings

Precedent MLP Premiums Paid

Date Announced	Acquiror / Target	Consideration	Premium[1] Unaffected Spot Price	30-Day VWAP
01/06/23	Phillips 66 / DCP Midstream, LP	Cash-for-Unit	20.1%	28.5%
07/28/22	PBF Energy, Inc. / PBF Logistics LP	Cash/Stock-for-Unit	(3.0%)	13.2%
07/25/22	Shell USA, Inc. / Shell Midstream Partners, L.P.	Cash-for-Unit	23.0%	24.7%
06/02/22	Hartree Partners, LP / Sprague Resources LP	Cash-for-Unit	27.3%	24.1%
05/25/22	Höegh LNG Holdings Ltd / Höegh LNG Partners LP	Cash-for-Unit	135.4%	103.5%
05/16/22	Diamondback Energy / Rattler Midstream LP	Stock-for-Unit	17.3%	8.7%
04/22/22	Ergon, Inc. / Blueknight Energy Partners, L.P.	Cash-for-Unit	51.5%	46.8%
12/20/21	BP p.l.c / BP Midstream Partners LP	Stock-for-Unit	10.8%	3.0%
10/27/21	Phillips 66 / Phillips 66 Partners LP	Stock-for-Unit	4.8%	10.6%
10/04/21	Stonepeak Infrastructure Partners / Teekay LNG Partners LP	Cash-for-Unit	8.3%	7.6%
08/23/21	Landmark Dividend / Landmark Infrastructure Partners LP	Cash-for-Unit	38.4%	35.6%
03/05/21	Chevron Corporation / Noble Midstream Partners LP	Stock-for-Unit	16.7%	23.5%
12/15/20	TC Energy Corporation / TC PipeLines, LP	Stock-for-Unit	19.5%	10.0%
07/27/20	CNX Resources Corporation / CNX Midstream Partners	Stock-for-Unit	28.1%	16.1%
02/27/20	Equitrans Midstream Corporation / EQM Midstream Partners, LP	Stock-for-Unit	(1.5%)	(11.2%)
12/17/19	Blackstone Infrastructure Partners / Tallgrass Energy LP	Cash-for-Unit	56.4%	22.7%
10/01/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.	Cash-for-Unit	28.1%	9.8%
09/16/19	Energy Transfer LP / SemGroup Corporation	Cash/Unit-for-Share	65.4%	80.9%
08/21/19	Pembina Pipeline Corporation / Kinder Morgan Canada Limited	Share-for-Share	37.7%	32.5%
05/10/19	IFM Investors / Buckeye Partners, L.P.	Cash-for-Unit	27.5%	22.9%
05/08/19	MPLX LP / Andeavor (Marathon Petroleum Corporation; Andeavor Logistics LP)	Unit-for-Unit	1.8%	0.5%
04/02/19	UGI Corporation / AmeriGas Partners, L.P.	Cash/Stock-for-Unit	13.5%	22.2%
03/18/19	ArcLight Energy Partners Fund V, L.P. / American Midstream, LP	Cash-for-Unit	31.2%	32.0%
02/05/19	SunCoke Energy, Inc. / SunCoke Energy Partners, L.P.	Stock-for-Unit	9.3%	29.9%
11/26/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.	Cash-for-Unit	12.6%	8.6%
11/08/18	Western Gas Equity Partners, LP / Western Gas Partners, LP	Unit-for-Unit	7.6%	13.8%
10/22/18	EnLink Midstream, LLC / EnLink Midstream Partners, LP	Unit-for-Unit	1.1%	(0.6%)
10/18/18	Valero Energy Corporation / Valero Energy Partners LP	Cash-for-Unit	6.0%	11.9%
10/09/18	Antero Midstream GP LP / Antero Midstream Partners LP	Cash/Stock-for-Unit	63.7%	6.6%
All Transactions	**25th Quartile**		**8.0%**	**8.6%**
	Median		**19.5%**	**15.0%**
	Mean		**26.2%**	**21.8%**
	75th Quartile		**34.4%**	**28.6%**
Cash Transactions	**25th Quartile**		**16.4%**	**10.8%**
	Median		**27.5%**	**23.5%**
	Mean		**35.8%**	**29.2%**
	75th Quartile		**44.9%**	**33.8%**

EVERCORE

41

GASLOG PARTNERS

Source: Bloomberg, FactSet, Public filings

1. VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of the acquiror's shares / units on the last trading day prior to announcement plus any cash received, by the 30 VWAP of the target as calculated from the last undisturbed trading day prior to the announcement

Confidential Appendix

Confidential Weighted Average Cost of Capital 43

Confidential GasLog Partners: Weighted Average Cost of Capital Source: Partnership and Company Filings; FactSet as of 3/1/23; Duff and Phelps 2023 Valuation Handbook 1. Includes corporate debt, lease liabilities and preferred equity as of 12/31/22 2. Factset 5-year Beta against the S&P 500, except for CoolCo which is against MSCI 3. Based on unaffected GasLog price and trading as 1/24/23 4. Based on current GLOP capital structure 5. Based on 20-year US treasury’s current yield to maturity 6. Based on low end of Duff & Phelps’ long-horizon expected equity risk premium (supply-side), defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year earnings; Based on high end of Duff & Phelps’ long-horizon expected equity risk premium (historical), defined as large company stock total return minus long-term government bond income returns 7. Decile: Average of Low Cap (8) with equity value range of $377 million to $782 million and Low (9) with equity value range of $218 million to $373 million 8. Based on weighted average cost of debt and preferred, including: (i) GasLog Partners’ cost of secured bank debt (average of ~6%) and (ii) GasLog Partner’s average preferred equity yield of ~9% Cost of Equity Sensitivities Cost of Equity Sensitivities Market Risk Premium @ 6.4% Market Risk Premium @ 7.2% Adj. Unlevered Beta Adj. Unlevered Beta 0.20 0.30 0.35 0.40 0.50 0.20 0.30 0.35 0.40 0.50 60.0% 9.4% 10.2% 11.0% 11.8% 12.6% 60.0% 9.9% 10.8% 11.7% 12.6% 13.5% 65.0% 10.0% 10.9% 11.8% 12.7% 13.6% 65.0% 10.6% 11.6% 12.6% 13.6% 14.6% 70.0% 10.7% 11.8% 12.8% 13.9% 15.0% 70.0% 11.4% 12.6% 13.8% 15.0% 16.2% 75.0% 11.8% 13.1% 14.3% 15.6% 16.9% 75.0% 12.6% 14.1% 15.5% 16.9% 18.4% 80.0% 13.4% 15.0% 16.6% 18.2% 19.8% 80.0% 14.5% 16.3% 18.0% 19.8% 21.6% WACC Sensitivities WACC Sensitivities Market Risk Premium @ 6.4% Market Risk Premium @ 7.2% Adj. Unlevered Beta Adj. Unlevered Beta 0.20 0.30 0.35 0.40 0.50 0.20 0.30 0.35 0.40 0.50 60.0% 8.0% 8.3% 8.6% 8.9% 9.2% 60.0% 8.2% 8.5% 8.9% 9.2% 9.6% 65.0% 8.0% 8.4% 8.7% 9.0% 9.3% 65.0% 8.2% 8.6% 9.0% 9.3% 9.7% 70.0% 8.1% 8.4% 8.8% 9.1% 9.4% 70.0% 8.3% 8.7% 9.0% 9.4% 9.8% 75.0% 8.2% 8.5% 8.8% 9.2% 9.5% 75.0% 8.4% 8.8% 9.1% 9.5% 9.8% 80.0% 8.3% 8.6% 8.9% 9.2% 9.6% 80.0% 8.5% 8.9% 9.2% 9.6% 9.9% Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap Equity Total Debt + Levered Tax Unlevered Company Value Total Debt (1) Preferred / Total Cap Beta (2) Rate Beta LNG Peers Dynagas $114 $653 85.1% 0.77 0.0% 0.12 Capital Product Partners 288 1,289 81.8% 0.96 0.0% 0.17 Excelerate Energy 2,328 734 24.0% 0.89 24.0% 0.72 Flex LNG 1,896 1,715 47.5% 1.13 0.0% 0.60 CoolCo 720 1,050 59.3% 0.41 0.0% 0.17 Mean 59.5% 0.83 0.35 GasLog Partners $379 $1,276 77.1% 0.94 0.0% 0.21 GLOP Mean (All) Adj. Unlevered Beta 0.21 0.35 Total Debt / Total Capitalization (4) 77.1% 59.5% Tax Rate 0.0% 0.0% Adjusted Equity Beta 0.94 0.88 Risk-Free Rate (5) 3.7% 3.7% Market Risk Premium (6) 6.4% - 7.2% 6.4% - 7.2% Size Premium (7) 1.7% 1.7% Cost of Equity 11.3% - 12.0% 10.9% - 11.6% Pre-tax Cost of Debt (8) 7.0% After-Tax Cost of Debt 7.0% WACC 8.0% - 8.2% 8.6% - 8.9% (3) ($ in millions, except per unit data) 44

Confidential Additional Detail Regarding GasLog Partners

Confidential Situation Overview Unitholder Summary Source: FactSet (3/1/23), Partnership filings, S&P Top 20 Report (2/28/23) Summary Institutional Ownership Institution Units (000's) Ownership % Cobas Asset Management 3,225 6.2% Invesco Advisers, Inc. 2,366 4.6% Renaissance Technologies 897 1.7% Acadian Asset Management 745 1.4% Two Sigma Investments 590 1.1% Walleye Capital 581 1.1% Millennium Management 538 1.0% Two Sigma Advisers 468 0.9% Citadel Advisors 434 0.8% Andbank Wealth Management 274 0.5% Paralos Asset Management 266 0.5% Forager Funds Management 253 0.5% GEBAB Holding 252 0.5% BlackRock Advisors 250 0.5% Maxi Investments CY 240 0.5% Top 15 Institutional 11,377 22.0% Insider Ownership Summary Holder Units (000's) Ownership % Holder Units (000's) Ownership % GasLog Ltd. 15,622 30.2% Institutional/Other (Net of Short Interest) 13,431 26.0% Total Insider 15,622 30.2% Insiders 15,622 30.2% Retail 22,635 43.8% Total Common Units Outstanding 51,688 100.0% Institutional 26.0% Insiders 30.2% Retail 43.8% 46

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of GasLog Partners GP LLC, the general partner of GasLog Partners LP (“GLOP,” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial or operating performance prepared by or reviewed with the management of GLOP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of GLOP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, regulatory, accounting or tax advice. Accordingly, any statements contained herein as to legal, regulatory, accounting or tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any person, including for the purpose of avoiding tax penalties that may be imposed on such person. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.